Exhibit 99.1

Assurant Reports First Quarter 2015 Financial Results

1Q 2015 Net Operating Income of $44.8 million, $0.63 per diluted share

1Q 2015 Net Income of $50.0 million, $0.71 per diluted share

•	3.0 percent growth in net earned premiums and fees from ongoing Assurant Solutions and Assurant Specialty Property businesses year-over-year

•	42.3 percent growth in fee income year-over-year

•	$84.0 million net operating loss at Assurant Health

•	$100.5 million returned to shareholders in share repurchases and dividends in 1Q 2015

•	$570 million of corporate capital at quarter-end

NEW YORK, May 5, 2015 — Assurant, Inc. (NYSE: AIZ), a premier provider of specialty protection products and related services, today reported results for first quarter ended March 31, 2015.

“Our first quarter results, with solid performance and strong cash flow generation from Assurant Solutions and Assurant Specialty Property, reaffirm our decision to focus on housing and lifestyle products and services. In realigning our portfolio, we will be able to further capitalize on profitable growth opportunities in these areas, and deliver sustainable, specialty returns,” said Assurant’s President and CEO Alan B. Colberg. “As previously announced, we are exploring strategic alternatives for Assurant Health and Assurant Employee Benefits given their limited strategic fit and the market environment. Proceeds from any transaction will provide additional flexibility to fund investments in the housing and lifestyle sectors and return capital to shareholders.”

First Quarter 2015 Consolidated Results

•	Net operating income[1] decreased to $44.8 million, or $0.63 per diluted share, compared to first quarter 2014 net operating income of $124.4 million, or $1.68 per diluted share, primarily reflecting higher than expected losses on Affordable Care Act (ACA) policies at Assurant Health and the ongoing normalization of lender-placed insurance at Assurant Specialty Property.

•	Net income decreased to $50.0 million, or $0.71 per diluted share, compared to first quarter 2014 net income of $137.2 million, or $1.86 per diluted share, due to the factors noted above. After-tax net realized gains on investments were $2.5 million, compared to gains of $12.8 million in first quarter 2014. Results included $3.4 million in after-tax gains related to finalizing the divestiture of American Reliable Insurance Company (ARIC).

•	Net earned premiums, fees and other income were $2.4 billion, compared to $2.3 billion in first quarter 2014, primarily reflecting growth at Assurant Health. Adjusting for the divestiture of ARIC, premiums and fees from Assurant Solutions and Assurant Specialty Property grew 3.0 percent in the quarter due to contributions from U.S. mobile programs and the previously announced acquisitions in the mortgage solutions and mobile businesses.

•	Net investment income decreased to $152.3 million, compared to $168.1 million in first quarter 2014, reflecting less investment income from real estate joint venture partnerships.

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Reconciliation of Net Operating Income to Net Income

(UNAUDITED)	1Q	1Q
(dollars in millions, net of tax)	2015	2014
Assurant Solutions	$54.4	$49.5
Assurant Specialty Property	75.1	97.7
Assurant Health	(84.0)	(7.1)
Assurant Employee Benefits	10.1	13.9
Corporate and other	(4.0)	(20.9)
Amortization of deferred gain on disposal of businesses	2.1	2.4
Interest expense	(8.9)	(11.1)

Net operating income	44.8	124.4

Adjustments:
Net realized gains on investments	2.5	12.8
Gain on divested business (a)	3.4	—
Change in derivative investment	(0.7)	—

Net income	$50.0	$137.2

(a)	Assurant Specialty Property completed the sale of its general agency business and associated insurance carrier, American Reliable Insurance Company, in first quarter 2015. The Company recorded a net loss on sale in fourth quarter 2014 and recorded additional adjustments in first quarter 2015.

Note: Additional financial information, including a schedule of disclosed items that affected Assurant’s results by business for the last five quarters on page 20 of the Company’s Financial Supplement, is located in the Investor Relations section of www.assurant.com.

Assurant Solutions

(in millions)	1Q15	1Q14	% Change
Net operating income	$54.4	$49.5	10%
Net earned premiums, fees and other	$927.5	$894.0	4%

•	Net operating income increased in first quarter 2015, primarily due to growth in mobile covered devices and related-service offerings, partially offset by foreign exchange volatility.

•	Net earned premiums, fees and other income increased in the quarter. Premiums were flat as growth at a large domestic service contract client was offset by foreign exchange volatility and declining volumes at certain retailers. Fee income growth primarily reflects contributions from mobile programs and recent acquisitions.

•	Domestic combined ratio for the quarter improved to 90.9 percent, compared to 93.7 percent in first quarter 2014, primarily due to additional fee income from client mobile marketing and logistics services.

•	International combined ratio increased to 105.9 percent for the quarter, compared to 101.7 percent in first quarter 2014, primarily reflecting less favorable loss experience in Latin America and acquisition integration expenses in Europe.

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Assurant Specialty Property

(in millions)	1Q15	1Q14	% Change
Net operating income	$75.1	$97.7	(23)%
Net earned premiums, fees and other	$612.7	$664.1	(8)%

Note: In first quarter 2014, ARIC accounted for net earned premiums, fees and other income and net operating income of $62.1 million and $3.1 million, respectively. The business was divested on Jan. 1, 2015 and did not contribute to results in first quarter 2015.

•	Net operating income decreased in first quarter, primarily driven by the ongoing normalization of lender-placed insurance. First quarter 2015 included $3.4 million of reportable catastrophe losses, compared to $5.1 million of reportable catastrophe losses in first quarter 2014.

•	Net earned premiums, fees and other income decreased in the quarter, primarily due to the divestiture of ARIC and lower placement and premium rates in lender-placed insurance. Fee income grew, reflecting contributions from mortgage solutions.

•	Combined ratio increased in the quarter to 84.9 percent, compared to 82.0 percent in first quarter 2014. Results reflect lower lender-placed insurance premiums and a higher mix of fee-based businesses, partially offset by a lower frequency of winter-weather and fire related claims.

Assurant Health

(in millions)	1Q15	1Q14	% Change
Net operating loss	$(84.0)	$(7.1)	NM
Net earned premiums, fees and other	$625.7	$431.0	45%

Note: ACA risk-mitigation programs—Risk Adjustment, Risk Corridors and Reinsurance—were implemented in 2014 to reduce the potential adverse impact to individual health insurers from health care reform provisions. As of March 31, 2015, estimated recoveries for 2014 policies under the Risk Adjustment and Reinsurance programs were revised to $346 million from $399 million as of Dec. 31, 2014, based on claims submissions and available data. For 2015 policies, the Company recorded $121 million for the Risk Adjustment and Reinsurance programs in the first quarter. The Company did not accrue any net recoverables for 2015 policies under the Risk Corridors Program.

•	Net operating loss in the quarter increased. Approximately half of the loss was attributable to a reduction in 2014 estimated recoveries from the ACA risk-mitigation programs. The remainder reflects elevated claims on 2015 ACA policies. First quarter 2014 included a $5.7 million tax liability increase related to the ACA.

•	Net earned premiums, fees and other income increased in first quarter due to growth in individual major medical product sales. Quarterly results reflect $64.3 million in estimated recoveries from the ACA risk-adjustment program related to 2015 policies.

•	Sales decreased in first quarter 2015, due to the implementation of lower commissions in certain distribution channels and a shorter 2015 open-enrollment period compared to the prior year.

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Assurant Employee Benefits

(in millions)	1Q15	1Q14	% Change
Net operating income	$10.1	$13.9	(27)%
Net earned premiums, fees and other	$273.2	$267.7	2%

•	Net operating income decreased in the quarter, primarily due to lower investment income from real estate joint venture partnerships. Less favorable disability results also contributed to the decline.

•	Net earned premiums, fees and other income increased in first quarter 2015, primarily reflecting continued growth in voluntary products.

•	Sales increased in the quarter across all product lines, primarily in voluntary.

Corporate & Other

(in millions)	1Q15	1Q14	% Change
Net operating loss	$(4.0)	$(20.9)	81%

•	Net operating loss decreased in first quarter 2015, primarily due to lower employee-related benefit costs and a favorable change in tax liabilities. This tax benefit is expected to reverse during the course of the year.

Capital Position

•	Corporate capital approximated $570 million as of March 31, 2015. Adjusting for the Company’s $250 million risk buffer, deployable capital totaled approximately $320 million, including proceeds from the sale of ARIC. In first quarter 2015, the business segments paid approximately $55 million of dividends, net of infusions, to the holding company.

•	Share repurchases and dividends totaled $100.5 million in first quarter 2015. Dividends to shareholders totaled $18.8 million. Through May 1, 2015, the Company repurchased an additional 669,000 shares for $41.0 million, with $364.1 million remaining in the current repurchase authorization.

Financial Position

•	Stockholders’ equity, excluding accumulated other comprehensive income (AOCI), decreased slightly to $4.6 billion at March 31, 2015 from Dec. 31, 2014.

•	Book value per diluted share[2], excluding AOCI, increased slightly to $65.22 at March 31, 2015, compared to $64.82 at Dec. 31, 2014. AOCI decreased $6.8 million to $549.0 million as of March 31, 2015, from $555.8 million at Dec. 31, 2014.

•	Annualized operating return on average equity (ROE)[3], excluding AOCI, was 3.9 percent for the quarter compared to full-year operating ROE, excluding AOCI, of 9.7 percent in 2014.

•	Total assets as of March 31, 2015 were approximately $30.8 billion. The ratio of debt to total capital[4], excluding AOCI, increased to 20.4 percent at March 31, 2015 from 20.2 percent at Dec. 31, 2014. The ratio of invested assets to equity increased to 2.8, compared to 2.7 from Dec. 31, 2014.

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Company Outlook

Based on current market conditions, for full-year 2015, the Company now expects:

•	Assurant Health’s net earned premiums and fees to increase compared to 2014 due to sales of individual major medical policies. Results to be affected by elevated claims experience on ACA qualified policies and estimated recoverables under ACA risk-mitigation programs. Exploring strategic alternatives for the segment including a sale of the business. Absent a sale, the Company to begin the process this year to exit the health insurance market. The Company’s exit of the health insurance market to be substantially complete in 2016.

Consistent with the previously reported outlook, for full-year 2015, the Company continues to expect:

•	Assurant Solutions’ net earned premiums and fees and net operating income to approximate 2014 levels driven by continued growth from mobile and vehicle service contracts globally. Results to be affected by the previously disclosed loss of a domestic mobile tablet program, carrier marketing programs, declining volumes at certain retailers and foreign exchange volatility.

•	Assurant Specialty Property’s net earned premiums and net operating income to decrease from 2014, reflecting ongoing normalization of lender-placed insurance business, previously announced loss of client business and the sale of ARIC. Initiatives to lower expenses in lender-placed insurance to generate net savings in the latter part of the year. Contributions from multi-family housing and mortgage solutions to partially offset the decline. Overall results to be affected by catastrophe losses.

•	Assurant Employee Benefits’ net earned premiums and fees to increase compared to 2014 due to growth in voluntary products. Continued expense management actions to offset pressures from lower investment income. Results to be affected by U.S. employment trends and capital market conditions.

•	Corporate & Other full-year net operating loss to decline to $60-65 million, reflecting expense reductions.

•	Capital to be deployed on share repurchases, common stock dividends, investments in the business and strategic acquisitions, subject to market conditions and legal requirements. Business segment dividends to Corporate to approximate segment net operating income and to be subject to the growth of the businesses, rating agency and regulatory capital requirements as well as investment performance.

Earnings Conference Call

•	The first quarter 2015 earnings conference call and webcast to be held on May 6, 2015 at 8:00 a.m. ET. The live and archived webcast along with supplemental information also will be available in the Investor Relations section of www.assurant.com.

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About Assurant

Assurant safeguards clients and consumers when the unexpected occurs. A provider of specialty protection products and related services, Assurant operates in North America, Latin America, Europe and other select worldwide markets through four operating segments. Assurant Solutions, Assurant Specialty Property, Assurant Health and Assurant Employee Benefits partner with clients who are leaders in their industries to provide consumers peace of mind and financial security. Our diverse range of products and services include mobile device protection products and services; debt protection administration; credit-related insurance; warranties and extended service products and related services for consumer electronics, appliances and vehicles; pre-funded funeral insurance; lender-placed homeowners insurance; property, appraisal, preservation and valuation services; flood insurance; renters insurance and related products; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $31 billion in assets and $10 billion in annual revenue. Assurant has approximately 17,500 employees worldwide and is headquartered in New York’s financial district. For more information on Assurant, please visit www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:

Vera Carley

Assistant Vice President, External Communication

Phone: 212.859.7002

vera.carley@assurant.com

Investor Relations Contact:

Suzanne Shepherd

Assistant Vice President, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Safe Harbor Statement

Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the Company outlook:

The following risk factors could cause our actual results to differ materially from those currently estimated by management:

(i)	actions by governmental agencies or government sponsored entities or other circumstances, including pending regulatory matters affecting our lender-placed insurance business, that could result in reductions of premium rates or increases in expenses, including claims, commissions, fines, penalties or other expenses;

(ii)	inability to implement strategic plans for the Assurant Employee Benefits and Assurant Health segments;

(iii)	loss of significant client relationships or business, distribution sources or contracts;

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(iv)	the effects of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, and the rules and regulations thereunder, on our health and employee benefits businesses;

(v)	potential variations between the final risk adjustment amount and reinsurance amounts, as determined by the U.S. Department of Health and Human Services under the Affordable Care Act, and the Company’s estimate;

(vi)	unfavorable outcomes in litigation and/or regulatory investigations that could negatively affect our results, business and reputation;

(vii)	inability to execute strategic plans related to acquisitions, dispositions or new ventures;

(viii)	current or new laws and regulations that could increase our costs and decrease our revenues;

(ix)	significant competitive pressures in our businesses;

(x)	failure to attract and retain sales representatives, key managers, agents or brokers;

(xi)	losses due to natural or man-made catastrophes;

(xii)	a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry);

(xiii)	deterioration in the Company’s market capitalization compared to its book value that could result in an impairment of goodwill;

(xiv)	risks related to our international operations, including fluctuations in exchange rates;

(xv)	data breaches compromising client information and privacy;

(xvi)	general global economic, financial market and political conditions (including difficult conditions in financial, capital, credit and currency markets, the global economic slowdown, fluctuations in interest rates or a prolonged period of low interest rates, monetary policies, unemployment and inflationary pressure);

(xvii)	cyber security threats and cyber attacks;

(xviii)	failure to effectively maintain and modernize our information systems;

(xix)	failure to predict or manage benefits, claims and other costs;

(xx)	uncertain tax positions and unexpected tax liabilities;

(xxi)	inadequacy of reserves established for future claims;

(xxii)	risks related to outsourcing activities;

(xxiii)	unavailability, inadequacy and unaffordable pricing of reinsurance coverage;

(xxiv)	diminished value of invested assets in our investment portfolio (due to, among other things, volatility in financial markets; the global economic slowdown; credit, currency and liquidity risk; other than temporary impairments and increases in interest rates);

(xxv)	insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxvi)	inability of reinsurers to meet their obligations;

(xxvii)	credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions;

(xxviii)	inability of our subsidiaries to pay sufficient dividends;

(xxix)	failure to provide for succession of senior management and key executives; and

(xxx)	cyclicality of the insurance industry.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our 2014 Annual Report on Form 10-K, as filed with the SEC.

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Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the net operating income reconciliation table, net operating income equals net income, excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur. Please refer to page 2 of this release for a reconciliation of net operating income to net income.

(2)	Assurant uses book value per diluted share, excluding AOCI, as an important measure of the Company’s stockholders’ value. Book value per diluted share, excluding AOCI, equals total stockholders’ equity, excluding AOCI, divided by diluted shares outstanding. The Company believes book value per diluted share, excluding AOCI, provides investors a valuable measure of stockholders’ value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other AOCI items. The comparable GAAP measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $73.04 and $72.61 as of March 31, 2015 and Dec. 31, 2014, respectively, as shown in the reconciliation table below.

	1Q 2015	4Q 2014
Book value per diluted share (excluding AOCI)	$65.22	$64.82
Change due to effect of including AOCI	7.82	7.79

Book value per diluted share	$73.04	$72.61

(3)	Assurant uses annualized operating ROE, excluding AOCI, as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding AOCI, and then the return is annualized, if necessary. The Company believes annualized operating ROE, excluding AOCI, provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable from period-to-period, other AOCI items and those events that are unusual and/or unlikely to recur. The comparable GAAP measure would be annualized GAAP ROE, defined as net income, for the periods presented, divided by average stockholders’ equity for the year-to-date period, and then the return is annualized, if necessary. Consolidated annualized GAAP ROE for the 3 months ended March 31, 2015 and 12 months ended Dec. 31, 2014 was 3.9 percent and 9.4 percent, respectively, as shown in the following reconciliation table.

	1Q 2015	12 Months 2014
Annual operating return on average equity (excluding AOCI)	3.9%	9.7%
Net realized gains on investments	0.2%	0.9%
Gain (loss) on divested business	0.3%	(0.4)%
Change in tax liabilities	0.0%	0.3%
Change in derivative investment	(0.1)%	0.0%
Change due to effect of including AOCI	(0.4)%	(1.1)%

Annual GAAP return on average equity	3.9%	9.4%

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(4)	Assurant uses a ratio of debt to total capital, excluding AOCI, as an important measure of the Company’s financial leverage. Assurant’s debt to total capital ratio, excluding AOCI, equals debt divided by the sum of debt and total stockholders’ equity excluding AOCI. The Company believes that the debt to total capital ratio, excluding AOCI, provides investors a valuable measure of financial leverage, because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period, and other AOCI items. The comparable GAAP measure would be the ratio of debt to total capital. The debt to total capital ratio as of March 31, 2015 and Dec. 31, 2014 was 18.6 percent and 18.4 percent, respectively, as shown in the following reconciliation table.

	1Q 2015	4Q 2014
Debt to total capital ratio (excluding AOCI)	20.4%	20.2%
Change due to effect of including AOCI	(1.8)%	(1.8)%

Debt to total capital ratio	18.6%	18.4%

A summary of net operating income disclosed items is included on page 20 of the Company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

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Assurant, Inc.

Consolidated Statement of Operations (unaudited)

Three Months Ended March 31, 2015 and 2014

	1Q
	2015	2014
	(in thousands except number of shares and per share amounts)

Revenues
Net earned premiums	$2,159,562	$2,060,462
Fees and other income	279,562	196,441
Net investment income	152,273	168,058
Net realized gains on investments	3,955	19,751
Amortization of deferred gain on disposal of businesses	3,258	3,660

Total revenues	2,598,610	2,448,372

Benefits, losses and expenses
Policyholder benefits	1,210,727	1,008,032
Selling, underwriting, general and administrative expenses	1,290,912	1,188,022
Interest expense	13,778	17,065

Total benefits, losses and expenses	2,515,417	2,213,119

Income before provision for income taxes	83,193	235,253
Provision for income taxes	33,149	98,008

Net income	$50,044	$137,245

Net income per share:
Basic	$0.72	$1.88
Diluted	$0.71	$1.86

Dividends per share	$0.27	$0.25

Share data:
Basic weighted average shares outstanding	69,770,224	72,848,756

Diluted weighted average shares outstanding	70,757,549	73,873,952

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Assurant, Inc.

Consolidated Condensed Balance Sheets (unaudited)

At March 31, 2015 and Dec. 31, 2014

	March 31,	December 31,
	2015	2014
	(in thousands)

Assets
Investments and cash and cash equivalents	$15,237,693	$15,450,108
Reinsurance recoverables	7,205,284	7,254,585
Deferred acquisition costs	2,827,411	2,957,740
Goodwill	828,564	841,239
Assets held in separate accounts	1,933,658	1,906,237
Other assets	2,767,746	3,152,557

Total assets	$30,800,356	$31,562,466

Liabilities
Policyholder benefits and claims payable	$13,201,839	$13,182,278
Unearned premiums	6,259,389	6,529,675
Debt	1,171,153	1,171,079
Liabilities related to separate accounts	1,933,658	1,906,237
Deferred gain on disposal of businesses	97,559	100,817
Accounts payable and other liabilities	3,008,546	3,491,073

Total liabilities	25,672,144	26,381,159

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,579,215	4,625,540
Accumulated other comprehensive income	548,997	555,767

Total stockholders’ equity	5,128,212	5,181,307

Total liabilities and stockholders’ equity	$30,800,356	$31,562,466